EXHIBIT 10.1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECOND AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT BY AND BETWEEN GERON CORPORATION AND ANGIOCHEM, INC., MADE EFFECTIVE AS OF JULY 9, 2012

THIS SECOND AMENDMENT (the “Second Amendment”) to the Exclusive License Agreement by and between GERON CORPORATION, a corporation organized and existing under the laws of Delaware and having its principal place of business at 149 Commonwealth Drive, Menlo Park, CA 94025 (“Geron”) and ANGIOCHEM, INC., a corporation organized and existing under the laws of Canada and having its principal place of business at 201, President-Kennedy Ave., Suite PK-R220, Montreal, Quebec, H2X 3Y7 Canada (“Angiochem”), is made effective July 9, 2012 (the “Second Amendment Effective Date”).  Capitalized terms used in this Second Amendment that are not otherwise defined herein shall have the meanings provided therefor in the Agreement.

RECITALS

WHEREAS, Geron and Angiochem entered the Exclusive License Agreement (the “Agreement”) effective December 6, 2010 (the “Effective Date”); and

WHEREAS, Geron and Angiochem amended the Agreement effective February 22, 2011; and

WHEREAS, Geron and Angiochem desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties, intending to be legally bound, hereby agree to amend the Agreement as follows:

AGREEMENT

1.             DEFINITIONS.

1.1           The following definitions are hereby added to Article 1 of the Agreement:

“1.68                 “GRABM-B” means the Phase 2 clinical trial conducted by Geron entitled: “A Phase II, Multi-Center, Open-Label Study Evaluating GRN1005 Alone or in Combination with Trastuzumab in Breast Cancer

Patients with Brain Metastases,” Protocol No. CP1005B016.

1.69                        “GRABM-L” means the Phase 2 clinical trial conducted by Geron entitled: “A Phase II, Multi-Center, Open-Label Study Evaluating the Efficacy and Safety of GRN1005 in Non-Small Cell Lung Cancer Patients with Brain Metastases,” Protocol No. CP1005B017.

1.70                        “ORR” means the objective response rate.

1.71                        “WBRT” means whole brain radiation therapy.”

2.                                       Milestones.  Section 3.2.1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)

(x) Based upon [*](1) in the [*] (as defined in the [*]) for any [*]:

(a) a [*], or

(b) in the event that [*]:

1) achievement of [*], and

2) in the [*] of that [*]; or

(y) the [*] (whether or not [*]) in any [*](2) of [*]; or

(z) such [*].

$U.S. [*]

(1) The [*]. (2) For the [*]”

3.                                       Miscellaneous.

3.1           Dispute Resolution.  Should any dispute between Geron and Angiochem arise under or related to this Second Amendment (other than a dispute involving a claim for injunctive or equitable relief), the resolution of such dispute shall be governed by the procedures set forth in Article 11.6 of the Agreement.

[*]          Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2           Confidentiality.  The formation, existence and the terms of this Second Amendment shall be deemed Confidential Information and subject to the provisions of Section 7.3 of the Agreement.

3.3           Severability; Waiver.   If any one or more of the provisions contained in this Second Amendment is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Second Amendment.  . The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

3.4           Assignment.  This Second Amendment shall not be assigned by either Party without the prior written consent of the other Party, except in connection with any permitted assignment of the Agreement (in which case the Parties agree that this Second Amendment shall be assigned along with the Agreement).

3.5           Binding Upon Successors and Assigns.  This Second Amendment shall be binding upon the heirs, legal representatives and successors of Geron and AngioChem subject to the limitations on assignment.

3.6           Governing Law.  This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States , without reference to any rules of conflict of laws.

3.7           Notices.  Any notice or other communication required or permitted hereunder shall be given in accordance with Article 11.4 of the Agreement.

3.8           Counterparts.  This Second Amendment may be fully executed in two (2) original counterparts, each of which shall be deemed an original.

3.9           Full Force and Effect.  Except as expressly amended by the First Amendment and this Second Amendment, the Agreement shall remain unchanged and continue in full force and effect as provided therein.

3.10         Entire Agreement. The Agreement, including all Exhibits thereto, as amended by the First Amendment and this Second Amendment, contains the entire understanding of the Parties with respect to the subject matter hereof and the licenses granted thereunder.  Any other express or implied agreements and understandings, either oral or written, with respect to the subject matter thereof or the licenses granted thereunder are superseded by the terms of the Agreement, as so amended.  The Agreement may be further amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

3.11         Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Second Amendment.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment to the Agreement as of the date first set forth above.

ANGIOCHEM, INC.		GERON CORPORATION

BY:	/s/ Jean-Paul Castaigne	BY:	/s/ John A. Scarlett
	JEAN-PAUL CASTAIGNE, M.D.		JOHN A. SCARLETT, M.D.
	MBA		TITLE: PRESIDENT AND
	TITLE: PRESIDENT AND CHIEF		CHIEF EXECUTIVE
	EXECUTIVE OFFICER		OFFICER

DATE:	7/12/2012	DATE:	7/9/2012